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EXHIBIT 99(a)(5)

TEXT OF E-MAIL TO EXCHANGE OFFER PARTICIPANTS:

        At 5:00 p.m., Eastern time, on Thursday, November 13, 2003, the exchange offer for stock options expired. As a participant in the RCM Technologies, Inc. exchange offer who held eligible options, you will promptly receive (a) a Share Award Agreement evidencing the common stock award to which you are entitled under the terms of the exchange offer and (b) the cash consideration to which you are entitled under the terms of the exchange offer.

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        If you have any questions regarding the RCM Technologies, Inc. exchange offer, please call Gini DiBartolomeo at (856) 486-1777 ext. 131.

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  EXHIBIT 99(a)(5)